Exhibit 5.1

SHULMAN, ROGERS, GANDAL, PORDY & ECKER, P.A.

July 28, 2010

INVO Bioscience, Inc.
Attn:  Robert Bowdring
100 Cummings Center, Suite 421E
Beverly, Massachusetts 01915

Re:  Post Effective Amendment to Registration Statement on Form S-1

Dear Ladies and Gentlemen,

We have acted as special counsel to Invo Bioscience, Inc., a Nevada corporation (the “Company”), in connection with resale from time to time by AGS Capital Group, LLC (the “Selling Stockholder”) of up to 8,790,000 (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to be issued and sold at the discretion of the Company to the Selling Stockholder under a Reserve Equity Financing Agreement dated as of October 28, 2009 (the “Agreement”).  The Shares are included in a registration statement on Form S–1 under the Securities Act of 1933, as amended (the “Act”), originally filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2009 (the “Registration Statement”) and then amended on December 29, 2009.  The Registration Statement was declared effective by the Commission on December 30, 2009.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Agreement, will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Validity of the Securities.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ SHULMAN, ROGERS, GANDAL, PORDY & ECKER, P.A.